Exhibit 99.1

March 7, 2013

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN MATERIALS COMPANY ELECTS DIRECTOR

Birmingham, Ala. – Vulcan Materials Company (NYSE:VMC) announced today that Lee Styslinger III (52) has been elected a director of the Company.

Mr. Styslinger is chairman and chief executive officer of Altec, Inc., a holding company for businesses that design, manufacture and market equipment for the electric and telecommunications industries with products and services in over 100 countries.

Mr. Styslinger serves on the boards of Regions Financial Corporation, Harvard Business School, Northwestern University, and the National Association of Manufacturers. He is a member of the Business Roundtable and was appointed by President George W. Bush to the President’s Export Council from 2006 to 2008. Mr. Styslinger earned a B.A. from Northwestern University and an M.B.A. from Harvard University.

“We are very pleased that Lee has agreed to join Vulcan’s board,” said Don James, chairman and chief executive officer of Vulcan Materials Company. “We look forward to working with him in the years ahead and to his contributions as a member of our board.”

With the addition of Mr. Styslinger, Vulcan’s 11-member board consists of 10 outside directors.

Vulcan Materials Company, a member of the S&P 500 index, is the nation's foremost producer of construction aggregates and a major producer of other construction materials. For additional information see www.vulcanmaterials.com.

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